As filed with The Securities and Exchange Commission
                         on June 3, 1994

                                             Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MASCO CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

38-1794485
(I.R.S. Employer Identification Number)

21001 Van Born Road
Taylor, Michigan 48180
(313) 274-7400
(Address, including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

John R. Leekley
Vice President and General Counsel
Masco Corporation
21001 Van Born Road
Taylor, Michigan 48180
(313) 274-7400
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

        Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
        ________________________________________________

                 CALCULATION OF REGISTRATION FEE
        ________________________________________________
        ________________________________________________
                                      PROPOSED   PROPOSED
                                      MAXIMUM    MAXIMUM          AMOUNT
  TITLE OF SHARES         AMOUNT      AGGREGATE  AGGREGATE        OF
  TO BE REGISTERED        TO BE       PRICE      OFFERING         REGISTRATION
                          REGISTERED  PER UNIT   PRICE            FEE
- -------------------------------------------------------------------------------
 COMMON STOCK             242,211     $ 27.6875* $ 6,706,271.062* $ 2,312.50*
 (PAR VALUE $1 PER SHARE) SHARES
- -------------------------------------------------------------------------------

*Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

            SUBJECT TO COMPLETION DATED JUNE 3, 1994

PROSPECTUS
                         242,211 Shares

                        MASCO CORPORATION

                          Common Stock
                         ($1 Par Value)


     All the shares of Common Stock being offered hereby (the "Shares") are held by a certain stockholder (the "Selling Stockholder") of Masco Corporation ("Masco" or the "Company"). Masco will not receive any of the proceeds from the sale of the Shares.

     The Selling Stockholder (and its donees, distributees, pledgees and personal representatives) may, from time to time, offer for sale and sell or distribute the Shares to be offered by it hereby (a) in transactions executed on the New York Stock Exchange or other exchanges on which the Shares may be traded,
(b) in negotiated transactions or (c) through other means. Sales may be effected at market prices prevailing at the time of sale or at such other prices as may be negotiated by the Selling Stockholder.

     The Selling Stockholder may effect such transactions by selling Shares to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder (which compensation, if any, is not expected to be in excess of customary commissions). The Selling Stockholder and any dealers that participate with the Selling Stockholder in the distribution of Shares may be deemed to be underwriters, and any commissions received by them and any profit on the resale of Shares sold by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     Masco has agreed to indemnify the Selling Stockholder
against certain liabilities under the Securities Act of 1933.
           __________________________________________

          THE COMPANY'S COMMON STOCK IS LISTED ON THE
                    NEW YORK STOCK EXCHANGE
           __________________________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

__________, 1994

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.
THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE
ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN
CONNECTION WITH THE OFFERING DESCRIBED HEREIN.

                      AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Masco can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the Company's securities are listed.


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents filed with the Commission are hereby incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

     (b) The Company's Proxy Statement dated April 18, 1994, in connection with its Annual Meeting of Stockholders held on May
18, 1994;

     (c) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994;

     (d)  The Company's Current Report on Form 8-K dated March 2,
1994; and

     (e)  The Company's Form 8 dated May 22, 1991 amending its
Registration Statement on Form 8-A dated February 12, 1987.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained in any previously filed document or contained herein shall be deemed modified or superseded to the extent that a statement contained in a subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     MASCO UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN ANY EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO JOHN C. NICHOLLS, JR., TREASURER, MASCO CORPORATION, 21001 VAN BORN ROAD, TAYLOR, MICHIGAN 48180 (TELEPHONE (313) 274-7400).

                           THE COMPANY


     Masco manufactures building, home improvement and home furnishings products for the home and family. Masco believes that it is the largest domestic manufacturer of faucets, plumbing supplies, kitchen and bath cabinets and furniture, and that it is a leading domestic producer of a number of other building, home improvement and home furnishings products.

     Masco's principal executives offices are located at 21001 Van Born Road, Taylor, Michigan 48180, and the telephone number is (313) 274-7400. Except as the context otherwise indicates, the terms "Masco" or the "Company" refer to Masco Corporation and its consolidated subsidiaries.



                      SELLING STOCKHOLDERS


     The Selling Stockholder, The Rubinstein Group, Ltd. (formerly known as American Shower & Bath Corporation) owns 242,211 shares of Common Stock which may be offered hereby for the account of the Selling Stockholder (and by its donees, distributees, pledgees and personal representatives). The Shares constitute all of the Shares held by the Selling Stockholder prior to this offering. On May 27, 1994, the Selling Stockholder acquired the Shares from Masco pursuant to a Purchase Agreement dated as of April 22, 1994 (the "Agreement") among Masco, Trayco, Inc., ASB Acquisition Corporation, American Shower & Bath Corporation, and Julian Rubinstein, the sole stockholder of American Shower & Bath Corporation. The Rubinstein Group, Ltd. may be liquidated or may distribute the Shares to Julian Rubinstein who would then be the Selling Stockholder hereunder.

     The Selling Stockholder did not hold positions or have material relationships with Masco or any predecessor or affiliate thereof during the three years preceding such acquisition. Since such acquisition, Julian Rubinstein has continued to be involved in the management of the Selling Stockholder. The Agreement contains indemnification provisions covering this registration and offering.

                      PLAN OF DISTRIBUTION

     The Selling Stockholder (and its donees, distributees, pledgees and personal representatives) may, from time to time, offer for sale and sell or distribute the Shares to be offered by it hereby (a) in transactions executed on the New York Stock Exchange or other exchanges on which the Shares may be traded,
(b) in negotiated transactions or (c) through other means. Sales may be effected at market prices prevailing at the time of sale or at such other prices as may be negotiated by the Selling Stockholder.

     The Selling Stockholder may effect such transactions by selling Shares to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder (which compensation, if any, is not expected to be in excess of customary commissions). The Selling Stockholder and any dealers that participate with the Selling Stockholder in the distribution of Shares may be deemed to be underwriters, and any commissions received by them and any profit on the resale of Shares sold by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.


                             EXPERTS


     The Company's financial statements and financial statement schedules, included in the Company's most recent Annual Report on Form 10-K, have been audited by Coopers & Lybrand, independent accountants, as set forth in their report appearing in such Form 10-K. All such financial statements and financial statement schedules have been incorporated by reference herein in reliance upon such report and upon the authority of such firm as experts in accounting and auditing. The financial statements and financial statement schedules of MascoTech, Inc., included in the Company's most recent Annual
Report on Form 10-K, have been audited by Coopers & Lybrand, independent accountants, as set forth in their report appearing in such Form 10-K. All such financial statements and financial statement schedules have been incorporated by reference herein in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

                            PART  II.

             INFORMATION NOT REQUIRED IN PROSPECTUS.


ITEM 14.  Other Expenses of Issuance and Distribution.

          The following expenses will be paid by the Company:

                 Securities and Exchange Commission
                   registration fee . . . . . . . . . $ 2,312.50


__________________


ITEM 15.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of Delaware empowers the Company to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving as such with respect to another corporation or other entity at the request of the Company. Article Fifteenth of the Company's Restated Certificate of Incorporation provides that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director, officer or employee of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of Delaware against all expenses, liability and loss (including without limitation attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred by Article Fifteenth are contractual rights and include the right to be paid by the Company the expenses incurred in defending such action, suit or proceeding in advance of the final disposition thereof.

     Article Fourteenth of the Company's Restated Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.

     The Company's directors and officers are covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the 1934 Act), which might be incurred by them in such capacities.

ITEM 16.  Exhibits.

     The following Exhibits are filed as part of this Registration Statement:

Exhibit 4.a Restated Certificate of Incorporation of the Company. Incorporated herein by reference to the Exhibits filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1992.


Exhibit 4.b    Bylaws of the Company, as amended on May 19, 1993.
               Incorporated herein by reference to the Exhibits filed with the Company's Annual Report on Form 10-
               K for the year ended December 31, 1993.

Exhibit 5      Opinion of John R. Leekley.

Exhibit 23.a Consent of Coopers & Lybrand relating to the financial statements and financial statement schedules of Masco Corporation.

Exhibit 23.b Consent of Coopers & Lybrand relating to the financial statements and financial statement schedules of MascoTech, Inc.

Exhibit 23.c Consent of John R. Leekley, which is included as part of Exhibit 5.

Exhibit 24 Powers of Attorney, which appear in Part II of this Registration Statement.

ITEM 17.  Undertakings.

     1.  The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

          (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs
(1) (i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the Company pursuant to

Section 13 or Section 15(d) of the Securities Exchange Act of
1934 that are incorporated by reference in the Registration
Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to in Item 15 above, or otherwise (other than the insurance policies referred to in Item 15), the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taylor, State of Michigan, on the 3rd day of June, 1994.

                                  MASCO CORPORATION


                                  By: /s/ Richard A. Manoogian
                                      Richard A. Manoogian
                                      Chairman of the Board


                        POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard A. Manoogian and Eugene A. Gargaro, Jr., and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


     Signature                              Title                 Date

Principal Executive Officer:



/s/ Richard A. Manoogian                Chairman of the    June 3, 1994
Richard A. Manoogian                    Board, Chief
                                        Executive Officer
                                        and Director

         Signature                        Title               Date


Principal Financial Officer:


/s/ Richard G. Mosteller           Senior Vice        June 3, 1994
Richard G. Mosteller               President -
                                   Finance

Principal Accounting Officer:


/s/ Robert B. Rosowski             Vice President -   June 3, 1994
Robert B. Rosowski                 Controller



/s/ Wayne B. Lyon                  President and      June 3, 1994
Wayne B. Lyon                      Director



/s/ Lillian Bauder                 Director           June 3, 1994
Lillian Bauder



/s/ Erwin L. Koning                Director           June 3, 1994
Erwin L. Koning



/s/ John A. Morgan                 Director           June 3, 1994
John A. Morgan



/s/ Arman Simone                   Director           June 3, 1994
Arman Simone



/s/ Peter W. Stroh                 Director           June 3, 1994
Peter W. Stroh

                                 EXHIBIT INDEX

Exhibit No.                             Description


Exhibit 4.a         Restated Certificate of Incorporation of the Company.
                    Incorporated herein by reference to the Exhibits filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1992.

Exhibit 4.b         Bylaws of the Company, as amended on May 19, 1993.
                    Incorporated herein by reference to the Exhibits filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1993.

Exhibit 5           Opinion of John R. Leekley.

Exhibit 23.a Consent of Coopers & Lybrand relating to the financial statements and financial statement schedules of Masco Corporation.

Exhibit 23.b Consent of Coopers & Lybrand relating to the financial statements and financial statement schedules of MascoTech, Inc.

Exhibit 23.c Consent of John R. Leekley, which is included as part of Exhibit 5.

Exhibit 24 Powers of Attorney, which appear in Part II of this Registration Statement.